                                                                    Exhibit 99.1

                       INTERACTIVE SYSTEMS WORLDWIDE INC.
                         ANNOUNCES FIRST QUARTER RESULTS


FOR IMMEDIATE RELEASE
CONTACTS:
For ISW:  (973) 256-8181                    For Investors:  (760) 487-1137
Barry Mindes (Chairman and CEO)             Matthew Hayden (President)
BMINDES@SPORTXCTION.COM                     MATT@HAYDENIR.COM
Bernard Albanese (President)
BALBANESE@SPORTXCTION.COM
James McDade (Chief Financial Officer)
JMCDADE@SPORTXCTION.COM

West Paterson, NJ, February 13, 2004 - Interactive Systems Worldwide Inc., (NASDAQSmallCap-ISWI) today reported its unaudited financial results for its three months ended December 31, 2003. Revenues for the three months ended December 31, 2003 were $8,000, as compared to $0 during the same period in Fiscal 2003. Net loss and net loss per share (basic and diluted) for the three months ended December 31, 2003 was $1,225,000 and $0.13, respectively, as compared to $1,257,000 and $0.14, respectively, during the same period in Fiscal 2003.


ISWI Chairman & Chief Executive Officer, Barry Mindes, commented, "We are pleased with the overall progress that the Company made during the quarter. We continue to execute our strategic objectives and move forward with our top priority, the first interactive television implementation of our SportXction(TM) System. We have also just completed the program development of a contest version of our SportXction(TM) System and it is currently being system tested. We believe that this non-gambling offering has great potential for interactive television applications directed at the sports entertainment viewer.

"This new product is intended for a broad international market, to complement our gaming offering, or substitute for it in venues where gaming is illegal, such as generally in this country. In addition to the more immediate US opportunities, we have a request to introduce it into Europe during the Euro 2004 Football (soccer) competition next summer, a major event in the sports calendar there.

"We are delighted to announce that the Company has recently retained the services of John A. Lack, who is a true industry heavyweight in new media, sports and entertainment. We look forward to working very closely with John, whose efforts will be focused in the areas of product positioning, business development and strategic alliances. John will be integral to the direction and development of the Company's next phase of growth, particularly as it applies to interactive television. He will immediately play a leading role in the launch of the sports fan oriented contest version of the product."

In his 30 years in the communications and entertainment industries, Mr. Lack is best known as a creator of MTV, the broadcast vehicle that has become an integral part of global culture. As the Chief Operating Officer of Warner-Amex Satellite Entertainment Co., Mr. Lack developed The Movie Channel, cable television's first 24-hour entertainment network, and Nickelodeon, the award-winning children's channel. Mr. Lack also served as ESPN's Executive Vice President of Marketing and Programming, where his responsibilities included advertising and affiliate sales, consumer and on-air marketing, programming and research, and the launch of ESPN-2, the sports network. Most recently, Mr. Lack was President and CEO of i3 Mobile, a NASDAQ listed company. Additionally, Mr. Lack served as Managing Director and a Director of STREAM, Telecom Italia's digital content and pay television company, where he helped orchestrate the sale of a majority stake to News Corp, which merged it with Telepiu to form Sky Italia. Mr. Lack began his career at CBS, where over the course of nine years he held a variety of sales and marketing positions, including two posts at the level of Vice President and General Manager.

FINANCIAL RESULTS

Revenues for the three months ended December 31, 2003 were $8,000, as compared to $0 during the same period in Fiscal 2003. The increase in wagering revenue in Fiscal 2004 is attributable to an additional partner and an increase in the number of events covered. During Fiscal 2004, the SportXction(TM) system was in "live" operation with the Company's partners, ukbetting plc ("ukbetting") and Sportingbet plc ("Sportingbet"). The SportXction(TM) system was launched in November 2002 with ukbetting on its totalbet.co.uk website. During the three months ended December 31, 2003, license fees and service charges totaled $462 (rounded down to $0). The Company expects an insignificant level of revenues during the quarter ending March 31, 2004, with increasing amounts projected in future quarters as it launches the SportXction(TM) system on BSkyB's digital television platform and gains new partners.



Cost of revenues, research and development expense for the three months ended December 31, 2003 were $457,000, as compared to $299,000 during the same period in the prior year. The increase was primarily due to higher programming costs as no software development costs were capitalized in the first quarter of Fiscal 2004 as well as an increase in the amortization of capitalized development costs.

General and administrative expenses during the three months ended December 31, 2003 were $778,000, as compared to $1,012,000 during the same period in the prior year. The decrease in Fiscal 2004 was primarily due to lower salary and benefit expenses at Global Interactive Gaming ("GIG") and lower professional fees.

Other income during the three months ended December 31, 2003 was $59,000, as compared to $54,000 during the same period in the prior year. The increase in Fiscal 2004 was due to rental income as the Company began subleasing space at GIG partially offset by lower interest income.

Interest expense during the three months ended December 31, 2003 was $57,000. This non-cash expense represents an accrual for the first interest payment on the Debentures which was made in shares of Common Stock in January 2004 as well as an amount to reflect a reduction in the debt discount which is being accreted over the life of the debt using the effective interest method.

Net loss and net loss per share (basic and diluted) for the three months ended December 31, 2003 was $1,225,000 and $0.13, respectively, as compared to $1,257,000 and $0.14, respectively, during the same period in Fiscal 2003. The change is primarily the result of lower costs partially offset by interest expense incurred in Fiscal 2004 (as described above).

As of December 31, 2003, the Company had cash and cash equivalents totaling $6,769,000. Cash and cash equivalents consist of funds held on deposit with banking institutions with original maturities of less than 90 days.



On November 24, 2003, the Company entered into a $3.9 million private placement financing with institutional investors consisting of $2.6 million of 7.5% Convertible Debentures (the "Debentures") and $1.3 million of common stock. The investors also received warrants to purchase 281,250 shares of common stock. Net proceeds from the financing after estimated costs and expenses were approximately $3.4 million.

The Company's operations currently do not generate positive cash flow and are not expected to do so during the fiscal year ending September 30, 2004. The Company anticipates that its existing resources will be adequate to fund its capital and operating requirements for the next 18 months based upon the Company's current business plan and longer, subject to the revenues generated by the SportXction(TM) system.



SPORTXCTION SOFTWARE



The Company's product, the SportXction(TM) System, is a patented, real-time, software system, which allows a player to make play-by-play wagers during the course of a sporting event while viewing or listening to a broadcast of the sporting event. The wagers have odds associated with them, and the odds are adjusted automatically by the system in real time by proprietary artificial intelligence software to reflect player sentiment, as derived from the betting patterns. The system also supports traditional, pre-game sports wagers.

This press release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including, but not limited to: whether the Company's available resources will be adequate to fund its requirements for the next 18 months and whether the Company will be able to meet its cash requirements; whether the Company's revenue will increase in future quarters; whether the Company will launch the SportXction(TM) system on interactive television; whether the Company will have the new contest version of its System available for use in 2004; how long the Company will continue to incur significant losses and negative cash flow; and whether the Company will enter into agreements with new partners; whether the Company or its Internet, interactive television and mobile phone partners will gain a sufficient number of customers to generate meaningful revenue. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, without limitation, the ability of the Company and its business partners to attract adequate numbers of players to its wagering system and the ability of the Company to develop and market other opportunities for its products. Additional information concerning certain risks or uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements is contained in the Company's filings with the Securities and Exchange Commission, including those risks and uncertainties discussed in its Form 10-KSB for the fiscal year ended September 30, 2003. The forward-looking statements contained herein represent the Company's judgment as of the date of this press release, and the Company cautions the reader not to place undue reliance on such matters.





                                 -TABLES FOLLOW-

                       Interactive Systems Worldwide Inc.
                      Consolidated Statements of Operations
                                   (Unaudited)

             (Amounts in thousands except share and per share data)


                                                    Three Months Ended
                                                       December 31,
                                                2003                2002
                                                ----                ----

Revenues                                      $         8             $      --
                                              -----------             -----------

Costs and expenses:
   Cost of revenues, research
     and development expense                          457                     299

   General and
     administrative expense                           778                   1,012
                                              -----------             -----------
                                                    1,235                   1,311
                                              -----------             -----------

        Operating loss                             (1,227)                 (1,311)

Other income                                          (59)                    (54)
Interest expense                                       57                    --
                                              -----------             -----------
             Net loss                         $    (1,225)            $    (1,257)
                                              ===========             ===========
Net loss per
   common share- basic and diluted            $     (0.13)            $     (0.14)
                                              ===========             ===========

Weighted average basic and diluted
  common shares outstanding                     9,096,793               8,901,545
                                              ===========             ===========

                       Interactive Systems Worldwide Inc.

                     Summary Consolidated Balance Sheet Data
                                   (Unaudited)
                           (All amounts in thousands)


                                                           December 31,                           September 30,
                                                              2003                                    2003
                                                              ----                                    ----

Cash and short term investments
   (including marketable
   securities)                                              $ 6,769                                 $ 4,317
Total current assets                                        $ 7,068                                 $ 4,498
Total assets                                                $ 8,679                                 $ 5,844

Current liabilities                                         $ 1,089                                   $ 863

Total liabilities                                           $ 2,777                                   $ 863




Stockholders' equity                                        $ 5,902                                 $ 4,981